Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

BETWEEN

SEP HOLDINGS III, LLC

(“SELLER”)

AND

SEP HOLDINGS IV, LLC

(“BUYER”)

AND

SANCHEZ PRODUCTION PARTNERS LP

(THE “PARTNERSHIP”)

DATED AS OF MARCH 31, 2015

EXHIBITS

A.	Wellbores
B.	Leases
C.	Form of Conveyance
D.	Allocation Schedule
E.	Form of Note
F.	Form of Registration Rights Agreement

SCHEDULES

Schedule 1.1	Seller Knowledge Individuals
Schedule 4.10	Rights to Production
Schedule 4.12	Material Agreements
Schedule 4.18	Preferential Rights and Transfer Requirements
Schedule 4.21	Outstanding AFEs over $100,000
Schedule 4.22	Environmental Matters
Schedule 4.24	Suspense Funds
Schedule 7.4(c)	Hedge Novation

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement is dated as of March 31, 2015 (the “Closing Date”), by and between SEP Holdings III, LLC, a Delaware limited liability company (“Seller”), on the one hand, and SEP Holdings IV, LLC, a Delaware limited liability company (“Buyer”), and Sanchez Production Partners LP, a Delaware limited partnership (the “Partnership”), on the other hand.  Seller, Buyer and, if context requires, the Partnership are sometimes jointly referred to herein as “Parties” and individually referred to as a “Party.”

RECITALS

1.                                      Seller owns various oil and gas properties and interests as more fully described in Exhibits A and B hereto.

2.                                      Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Assets, in the manner and upon the terms and conditions hereafter set forth.

3.                                      Sanchez Energy Corporation, a Delaware corporation (“Sanchez”), is the parent of Seller and the Partnership is the parent of Buyer.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1
DEFINED TERMS

Section 1.1                                    Definitions.  The following capitalized terms have the meanings given such terms below or elsewhere in this Agreement as set forth below.

“Accounting Arbitrator” is defined in Section 7.3(c).

“Action” is defined in Section 6.6.

“AFE” means authorization for expenditure.

“Affiliate” means, with respect to any specified Person, another Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person, with “control” in such context meaning the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract, or otherwise.  Notwithstanding anything to the contrary herein, in no event shall the Partnership or any of its subsidiaries (including Buyer) be deemed to be an “Affiliate” of Sanchez or its Affiliates (including Seller).

“Agreement” means this Purchase and Sale Agreement, as amended, restated,

supplemented or otherwise modified from time to time.

“Allocation Schedule” is defined in Section 3.2.

“Assets” is defined in Section 2.2.

“Assumed Obligations” is defined in Section 2.4.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are authorized or required by Law to be closed for business in Houston, Texas.

“Buyer” is defined in the preamble of this Agreement.

“Buyer Indemnitees” means Buyer and its Affiliates and their respective officers, directors, managers, employees, agents, partners, representatives, members, shareholders, subsidiaries, successors and assigns.

“Cash Purchase Price” is defined in Section 3.1(a).

“Certain Reworking Operations” is defined in Section 6.7.

“Closing” is defined in Section 7.1.

“Closing Date” is defined in the Preamble.

“Code” means the Internal Revenue Code of 1986, as interpreted by applicable Treasury Regulations.

“Common Units” shall have the meaning given such term in the Partnership Agreement.

“Conflicts Committee” is defined in the Partnership Agreement.

“Contract” means any agreement, contract, obligation, promise, understanding or undertaking (whether written or oral and whether express or implied) that is legally binding and (a) under which Seller has or may acquire any rights with respect to the Assets, (b) under which Seller has or may become subject to any Obligation with respect to the Assets, or (c) by which Seller or any of the Assets is or may become bound.

“Conveyance” means that certain conveyance the form of which is more particularly set forth on Exhibit C to this Agreement.

“Eagle Ford Shale Formation” means the stratigraphic equivalent of the formation which is the entire correlative interval from 10,294 feet to 10,590 feet as shown on the log of the EOG Resources, Inc. — Milton Unit, Well No. 1 (API No. 42-255-31608), Section 64, John Randon Survey, A-247, Karnes County, Texas; provided that if a Wellbore is producing from a greater depth as of the Effective Time, the Eagle Ford Shale Formation for that specific Wellbore shall also include all such greater depths at which there are open perforations for such applicable Wellbore.

“Effective Time” means 12:01 a.m. Houston, Texas time on January 1, 2015.

“Environmental Laws” means all Laws pertaining to health or the environment as may be interpreted by applicable court decisions or administrative orders, including the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Federal Water Pollution Control Act, the Occupational Safety and Health Act, the Resources Conservation and Recovery Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Superfund Amendment and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, and comparable state and local Laws, but excluding all Laws of the Railroad Commission of Texas relating to spacing, density, setbacks, specifications or grades for equipment or materials (including drilling mud or fluid), well integrity or construction, the prevention of physical or economic waste, or the protection of correlative rights in Hydrocarbons, and, in each case, any cause of action or other rights in favor of third Persons arising therefrom, or relating thereto.

“Equipment” means personal property, fixtures and equipment located on or under lands covered by the Leases and used in connection with the Wellbores.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means Taxes measured by (a) net income, gross receipts, profits, capital, capital gains, or similar measures or (b) multiple bases (including corporate, franchise, business and occupation, business license, withholding, payroll, employment, social security, unemployment, stamp, occupation, or similar Taxes) if one or more bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (a).

“Fundamental Representations” means the representations and warranties made by (i) Seller in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5 and Section 4.23 and (ii) Buyer and the Partnership in Section 5.1, Section 5.2, Section 5.3, Section 5.4 and Section 5.5.

“GAAP” means accounting principles generally accepted in the United States.

“Governmental Authority” means any federal, state, local, tribal, or foreign government, or any court of competent jurisdiction, regulatory or administrative agency, commission, or other governmental authority that exercises jurisdiction over Seller or any of the Assets.

“Hedge Novation” is defined in Section 7.4(c).

“Hydrocarbons” is defined in Section 2.2.

“Imbalances” means over-production or under-production or over-delivery or under-delivery with respect to Hydrocarbons produced from the Assets, regardless of whether the same arise at the wellhead, pipeline, gathering system, transportation system, processing plant, or any other location, including any imbalances under gas balancing or similar agreements, production handling agreements, processing agreements, and/or gathering or transportation agreements.

“Indemnified Party” is defined in Section 8.5(a).

“Indemnifying Party” is defined in Section 8.5(a).

“JOA” means that certain Joint Operating Agreement dated December 28, 2009, by and between Hilcorp Energy Company, as operator, and SEP Holdings II, LLC, Seller, et al., as non-operators, as amended, restated, supplemented or otherwise modified from time to time.

“Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments, and codes of Governmental Authorities.

“Leases” is defined in Section 2.2.

“Legal Right” means, to the extent arising from, or in any way related to the Assets, the legal authority and right, including through the exercise of voting, managerial or other similar authority or right, if any; provided, however, that a Legal Right shall be deemed not to exist with respect to any contemplated conduct unless Seller reasonably determines that such conduct would not constitute a violation, termination or breach of, or require any payment under, or permit any termination under, any agreement, applicable Law, duty or any other obligation.

“Losses” means any and all losses, damages, Obligations, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including court costs and reasonable attorneys’ and experts’ fees) of any and every kind or character.

“Material Agreements” means, to the extent binding on Seller and which relate to any of the Assets, any Contract, other than the instruments constituting the Leases, which is one or more of the following types:

(a)                                 A Contract for the sale, purchase, exchange, or other disposition of Hydrocarbons which is not cancelable without penalty on 30 days prior written notice;

(b)                                 A Contract to sell, lease, farmin, farmout, exchange, or otherwise dispose of all or any part of the Assets (including contracts containing rights of first refusal, rights of first offer, or put or call rights, but excluding conventional rights of reassignment upon intent to abandon or release a Well or Lease);

(c)                                  A joint operating agreement, unit operating agreement, unit agreement, unitization, communitization, or pooling agreement, or other similar agreement;

(d)                                 A non-competition agreement or any agreement that purports to restrict, limit, or prohibit Seller from engaging in any line of business or the manner in which, or the locations at which Seller conducts business, including area of mutual interest agreements, or that would obligate Seller to purchase or sell any interest in any Asset(s), purchase any leasehold interest or other asset, or employ and pay for a drilling rig;

(e)                                  A Contract for the gathering, treatment, processing, storage, or transportation of Hydrocarbons which is not cancellable by Seller without penalty upon 30 or less days notice;

(f)                                   A Contract for the construction and installation or rental of equipment, fixtures, or facilities with guaranteed production throughput requirements or demand charges or which cannot be terminated by Seller without penalty on no more than 60 days’ notice;

(g)                                  An option, swap, hedge, collar or other derivative contract, including any master agreement and confirmation thereunder;

(h)                                 A contract that involves performance of services or delivery of goods or materials (other than Hydrocarbons) by or to Seller of an amount or value in excess of $250,000 determined on an annual basis;

(i)                                     A contract that involves expenditures or receipts of Seller in excess of $250,000 determined on an annual basis;

(j)                                    A seismic or geophysical contract; or

(k)                                 A material software license or other license agreement related to intellectual property involving expenditures of Seller in excess of $25,000 determined on an annual basis.

“Material Losses” is defined in Section 8.4(b).

“Net Revenue Interest” means, with respect to any Wellbore, the interest in and to all Hydrocarbons produced, saved, and sold from or allocated to such Wellbore after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, and other burdens upon, measured by, or payable out of production therefrom.

“Note” is defined in Section 3.1(b).

“Novation Transactions” is defined in Section 7.2(b)(iv).

“Obligations” means duties, liabilities, and obligations, whether vested, absolute, or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory, or otherwise.

“Operating Agreement” means that certain Contract Operating Agreement, dated as of May 8, 2014, by and between SOG and the Partnership, as amended, restated, supplemented or otherwise modified from time to time.

“Partnership” is defined in the preamble to this Agreement.

“Partnership Agreement” means that certain Agreement of Limited Partnership of the Partnership, dated as of March 6, 2015, as amended, restated, supplemented or otherwise modified from time to time.

“Party” and “Parties” are defined in the preamble to this Agreement.

“Permits” means all permits, licenses, approvals and consents from appropriate Governmental Authorities necessary to conduct operations on or with respect to the Assets.

“Permitted Encumbrances” means any or all of the following:

(a)                                 The terms and conditions of the oil and gas leases covering the lands on which the Wellbores are located and all lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production created or in existence as of the Effective Time to the extent that such terms and conditions do not, individually or in the aggregate, operate to reduce the Net Revenue Interest of any Wellbore below that set forth on Exhibit A for such Wellbore or increase the Working Interest for any Wellbore above that set forth on Exhibit A for such Wellbore without a proportionate increase in the corresponding Net Revenue Interest for such Wellbore (in each foregoing case, subject to the effective percentage amounts and times set forth on Exhibit A);

(b)                                 All rights to consent by, required notices to, filings with, or other actions by a Governmental Authority, in connection with the conveyance of the applicable Wellbores if the same are customarily obtained after such conveyance;

(c)                                  Easements, rights of way, servitudes, permits, surface leases and other similar rights with respect to surface operations, on, over, or in respect of any Wellbore, or restrictions on access thereto, that do not materially interfere with or impair the exploration, development and/or operation of the affected Wellbores;

(d)                                 The terms and conditions of the Material Agreements, to the extent that such terms and conditions (other than the non-consent provisions of joint operating agreements or calls on production) do not, individually or in the aggregate, reduce the Net Revenue Interest for any Wellbore below that set forth in Exhibit A for such Wellbore or increase the Working Interest for any Wellbore above that set forth in Exhibit A for such Wellbore without a proportionate increase in the corresponding Net Revenue Interest for such Wellbore (in each foregoing case, subject to the effective percentage amounts and times set forth on Exhibit A);

(e)                                  Materialmens’, mechanics’, operators’ or other similar liens arising in the ordinary course of business incidental to operation of the Wellbores (i) if such liens and charges have not been filed pursuant to law and the time for filing such liens and charges has expired; (ii) if filed, such liens and charges have not yet become delinquent or payment is being withheld as provided by law; or (iii) if their validity is being contested in good faith by appropriate action;

(f)                                   Errors or omissions in documents related to the Wellbores caused by oversights in drafting, executing, or acknowledging that (i) a prudent operator, when applying industry standards, would regard as immaterial, (ii) do not affect and have not historically affected the operations of or production from the Wellbores, and (iii) do not reduce the Net Revenue Interest for any Wellbore below that set forth in Exhibit A for such Wellbore or increase the Working Interest for any Wellbore above that set forth in

Exhibit A for such Wellbore without a proportionate increase in the corresponding Net Revenue Interest for such Wellbore (in each foregoing case of (iii), subject to the effective percentage amounts and times set forth on Exhibit A);

(g)                                  Defects or irregularities of title (i) as to which the relevant statute(s) of limitations or prescription would bar any attack or claim against Seller’s title, (ii) arising out of lack of corporate authorization (unless Buyer provides affirmative evidence that such corporate or other entity action may not be authorized) or a variation in corporate name, (iii) consisting of the failure to recite marital status or omission of heirship proceedings in documents (unless Buyer provides clear and convincing evidence that such failure or omission has resulted in another Person’s actual and superior claim of title to the relevant Wellbore), or (iv) resulting from lack of survey (unless a survey is expressly required by applicable Law) or failure to record releases of liens, production payments or mortgages that have expired by their own terms;

(h)                                 Imbalances whether resulting from overproduction or underproduction, and plugging and surface restoration obligations;

(i)                                     Liens for current period Taxes, or assessments not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business, adequate cash reserves for which are maintained in accordance with GAAP; and

(j)                                    Conventional rights of reassignment triggered by Seller’s express indication of its intention to release or abandon its interest prior to expiration of the primary term or other termination of such interest.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Preferential Rights” means any right or agreement that enables any Person to purchase or acquire any Assets or any interest therein or portion thereof as a result of or in connection with (a) the sale, assignment or other transfer of any Asset or any interest therein or portion thereof, or (b) the execution or delivery of this Agreement or the consummation or performance of the transactions contemplated by this Agreement.

“Property Costs” means all capital expenses, joint interest billings, lease operating expenses, lease rental and maintenance costs, royalties, overriding royalties, leasehold payments, Taxes (other than Excluded Taxes), drilling expenses, workover expenses, geological, geophysical and any other exploration or development expenditures chargeable under applicable operating agreements or other agreements consistent with the standards established by the Council of Petroleum Accountant Societies of North America that are attributable to the Assets during the period in question; provided, however, that Property Costs relating to periods prior to the Closing shall not include any liabilities, losses, costs, or expenses that are attributable to: (a) claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury or other torts, illness or death; (b) property damage (other than damage to structures, fences, irrigation systems and other fixtures, crops, livestock, and other personal property in the ordinary course of business); (c) violation of any Law (or a private cause or right of action under any Law); (d) environmental damage or liabilities, including Remediation obligations for any contamination of groundwater, surface water, soil, sediments, or Equipment; (e) title and environmental claims (including claims that Leases have terminated); (f) claims of improper calculation or payment of royalties (including overriding royalties and other burdens on production) related to deduction of post-production costs or use of posted or index prices or prices paid by Affiliates; (g) gas balancing and other production balancing obligations; (h) destruction by fire or other casualty or taking in condemnation or under right of eminent domain; or (i) any claims for indemnification, contribution, or reimbursement from any third Person with respect to liabilities, losses, costs and expenses of the type described in the preceding clauses (a) through (h), whether such claims are made pursuant to contract or otherwise.

“Purchase Price” is defined in Section 3.1.

“Purchase Price Adjustments” is defined in Section 7.2.

“Registration Rights Agreement” is defined in Section 7.4(b).

“Remediation” means the implementation and completion of any remedial, removal, response, construction, repair, closure, disposal, restoration, or other corrective actions required under Environmental Laws.

“Retained Obligations” is defined in Section 8.1.

“Sanchez” is defined in the Recitals.

“Schedule” means any disclosure Schedule attached to this Agreement.

“SEC” means the Securities and Exchange Commission.

“SEC Filings” is defined in Section 5.7(c).

“SEC Financial Statements” is defined in Section 6.2.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in the preamble to this Agreement.

“Seller Credit Facility” means the Second Amended and Restated Credit Agreement, dated as of June 30, 2014, among Sanchez Energy Corporation, as borrower, SEP Holdings III, LLC, SN Marquis LLC, SN Cotulla Assets, LLC, SN Operating, LLC, SN TMS, LLC and SN Catarina, LLC, as loan parties, Royal Bank of Canada, as administrative agent, Capital One, National Association, as syndication agent, Compass Bank and SunTrust Bank as co-documentation agents, RBC Capital Markets as sole lead arranger and sole book runner, and the lenders party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Seller Indemnitees” means Seller and its Affiliates and their respective officers, directors, managers, employees, agents, partners, representatives, members, shareholders, subsidiaries, successors and assigns.

“Seller’s Knowledge” (or “Knowledge” with respect to Seller) means the actual knowledge of any fact, circumstance or condition by the individuals set forth on Schedule 1.1, in each case, after due inquiry and the exertion of reasonable diligence.

“Settlement Amount” is defined in Section 6.5(c).

“Shared Services Agreement” means that certain Shared Services Agreement, dated as of May 8, 2014, by and between SP Holdings, LLC and the Partnership, as amended, restated, supplemented or otherwise modified from time to time.

“SOG” means Sanchez Oil & Gas Corporation, a Delaware corporation.

“SP Holdings” means SP Holdings, LLC, a Texas limited liability company.

“Special Warranty” is defined in Section 6.8.

“Specified Date” means each of the Effective Time and the dates on which the Net Revenue Interest and Working Interest automatically increase as specified in Exhibit A.

“Statement” is defined in Section 7.3(a).

“Stifel Parties” is defined in Section 6.6.

“Tax” means:

(a)                                 federal, state, local, or foreign taxes, charges, fees imposts, levies, or other assessments, including all net income, gross receipts, franchise, capital, sales, use, ad valorem, value added, transfer, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, fees, assessments, and charges of any kind whatsoever; and

(b)                                 all interest, penalties, fines, additions to tax, or additional amounts imposed by any Governmental Authority in connection with any item described in subsection (a).

“Tax Claim” is defined in Section 6.3(c).

“Tax Return” is defined in Section 4.19(a).

“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations promulgated by the United States

Department of the Treasury pursuant to and in respect of provisions of the Internal Revenue Code of 1986, as amended.  All references herein to Sections of the Treasury Regulations shall include any corresponding provision or provisions of Treasury Regulations hereafter proposed or adopted.

“Unit Consideration” is defined in Section 3.1(c).

“Wellbores” is defined in Section 2.2.

“Working Interest” means, with respect to any Wellbore, the interest in and to such Wellbore that is burdened with the obligation to bear and pay costs and expenses of maintenance, development, and operations on or in connection with such Wellbore, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests, and other similar burdens upon, measured by, or payable out of production therefrom.

Section 1.2                                    Interpretation and Construction.  In interpreting and construing this Agreement, the following principles shall be followed:

(a)                                 If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  The terms “herein,” “hereof,” “hereby,” and “hereunder,” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or subdivision in which any such terms may be employed.  The terms “include,” “includes,” and “including” shall be deemed to be followed by “without limitation”.  The plural shall be deemed to include the singular, and vice versa.

(b)                                 Unless the context of this Agreement clearly requires otherwise, references to Articles, Sections, subsections, Exhibits and Schedules refer to the Articles, Sections, and subdivisions of, and Exhibits and Schedules to, this Agreement.

(c)                                  Any accounting term not otherwise defined herein has the meaning assigned to it under GAAP.  Words not otherwise defined herein that have well-known and generally accepted technical or trade meanings in the oil and gas industry are used herein in accordance with such recognized meanings.

(d)                                 The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

(e)                                  Each exhibit, attachment, and schedule to this Agreement constitutes a part of this Agreement and is incorporated herein by reference, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit, attachment, or schedule, the provisions of the main body of this Agreement shall prevail.

(f)                                   Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

(g)                                  Any reference to a Law shall include any amendment thereof or any successor thereto, and any rules and regulations promulgated thereunder.

(h)                                 Without limitation to any restrictions on assignment, transfer or alienation in this Agreement, any reference to a Person shall include its successors and assigns.

(i)                                     Any reference to “$” or “dollars” means United States Dollars.

(j)                                    The words “shall,” “shall not,” “will” and “will not” are expressions of command and not merely expressions of future intent or expectation.

ARTICLE 2
PURCHASE AND SALE

Section 2.1                                    Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, Seller hereby sells to Buyer, and Buyer hereby purchases from Seller, the Assets, in exchange for the Purchase Price and the assumption by Buyer of the Assumed Obligations.

Section 2.2                                    The Assets.  As used herein, the term “Assets” means all of Seller’s respective right, title and interest in, to and under: (i) the undivided Working Interests and Net Revenue Interests of the wellbores of the oil, gas and mineral wells set forth on Exhibit A hereto, in each case, effective in the incremental percentages as of the dates set forth thereon, together with all oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous and liquid hydrocarbons or any combination thereof and other minerals extracted from or produced with the foregoing (collectively, “Hydrocarbons”) produced therefrom after the applicable Specified Date with respect thereto, insofar and only insofar as such Hydrocarbons are produced from the depths of such wellbores in the Eagle Ford Shale Formation as of the Effective Time (the “Wellbores”); (ii) the oil, gas and mineral leases covering rights in the Wellbores (and all tenements, hereditaments and appurtenances belonging to such leases), including those described on Exhibit B hereto, insofar and only insofar as such leases entitle the owner of such Wellbores to Hydrocarbons produced from such Wellbores and to any pooling rights associated therewith (the “Leases”); (iii) the Material Agreements listed on Schedule 4.12, insofar and only insofar as such Material Agreements relate to the applicable percentage interests in the Wellbores that have been sold to Buyer pursuant to the terms hereof; and (iv) a copy of all files, records and data relating to the foregoing Assets in control of or maintained by Seller, including, without limitation, the following, if and to the extent that such files exist and to the extent Buyer reasonably requests a copy:  records of production and maintenance, revenue, sales, expenses, Lease files, land files, Wellbore files and Contract files but excluding those subject to a written unaffiliated third party contractual restriction on disclosure or transfer for which no consent to disclose or transfer has been received, or the extent such disclosure or transfer is subject to payment of a fee or other consideration, for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable.

It is intended that the applicable percentage interests to the Wellbores of the oil, gas and mineral wells set forth on Exhibit A hereto are (upon conveyance at the Closing pursuant to the

Conveyance) presently vested interests in real property and have been owned by Buyer as of the Effective Time.  The increase in percentages of Working Interests and Net Revenue Interests are intended to be (pursuant to the Conveyance) self-executing and occur automatically on the applicable Specified Date set forth on Exhibit A, without the need for any further action of any Party.

Section 2.3                                    Receipts and Credits.

(a)                                 Allocation of Income and Costs.  Subject to the effective percentage amounts and times set forth on Exhibit A:  (i) Buyer shall be entitled to all revenues, production, proceeds, income, and products from or attributable to the Assets from and after the applicable Specified Date with respect thereto, and to all other income, proceeds, receipts, and credits earned (including delay rentals, shut-in royalties, and lease bonuses) with respect to the Assets on or after the applicable Specified Date with respect thereto, and shall be responsible for (and entitled to any refunds and indemnities with respect to) all Property Costs incurred with respect to the Assets from and after the applicable Specified Date with respect thereto; and (ii) except as expressly set forth to the contrary herein, Seller shall be entitled to all revenues, production, proceeds, income, and products from or attributable to the Assets prior to the applicable Specified Date with respect thereto, and to all other income, proceeds, receipts, and credits earned (including delay rentals, shut-in royalties, and lease bonuses), and to all joint interest audit exceptions, with respect to the Assets prior to applicable Specified Date with respect thereto, and shall be responsible for (and entitled to any refunds and indemnities with respect to) all Property Costs incurred with respect to the Assets prior to the applicable Specified Date with respect thereto.  For the avoidance of doubt, Buyer will be entitled to all amounts set forth in clause (i) above from the Assets and will be responsible for Property Costs, in each case in proportion to the percentages set forth on Exhibit A as of the applicable dates set forth therein.

(b)                                 Determinations.  The terms “earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Societies standards.  For purposes of this Section 2.3, determination of whether Property Costs are attributable to the period before or after the Specified Date shall be based on when services are rendered, when the goods are delivered, or when the work is performed.  For clarification, the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, shall be the relevant date for settlement purposes.  For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto), under this Section 2.3: (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Assets if they are or have been in storage above the pipeline connection, or, if there is no such facility, the applicable LACT meters through which they are run; and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Assets when they pass through the delivery point sales meters on the pipelines through which they are transported.  Buyer shall utilize reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings or gauging and strapping data is not available.

(c)                                  Allocation of Taxes.  Taxes (other than Excluded Taxes), right-of-way fees, insurance premiums and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before, and the number of days in the applicable period falling at or after, the Specified Date, except that Hydrocarbon production, severance and similar Taxes shall be prorated based on the number of units actually produced, purchased or sold or proceeds of sale, as applicable, before, and at or after, the Specified Date.  In each case, Buyer shall be responsible for the portion allocated to the period at and after the Specified Date and Seller shall be responsible for the portion allocated to the period before the Specified Date.

(d)                                 Joint Interest Audits.  After Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Property Costs for which such Party is responsible or revenues to which such Party is entitled (whether entirely or in part) pursuant to this Section 2.3.

(e)                                  Payments.  If Buyer or Seller receives any amount to which the other is entitled pursuant to this Section 2.3, such receiving Party will promptly account for and transmit such amount to the other.  If Buyer or Seller pays any amount for which the other is obligated pursuant to this Section 2.3, such paying Party will notify the other, and such other Party shall promptly reimburse such paying Party for such amount.

Section 2.4                                    Assumed Obligations.  From and after the Closing Date, Buyer shall assume, pay and discharge the following insofar as allocable to the Assets (“Assumed Obligations”), but excluding the Retained Obligations and the matters for which the Seller Parties owe indemnification under Section 8.3:

(a)                                 Any and all Obligations in any way relating to the ownership of the Assets arising during, related to or otherwise attributable to the period commencing with the applicable Specified Date;

(b)                                 All Property Costs and other costs which are for the account of Buyer pursuant to Section 2.3(a) or Section 7.2;

(c)                                  Subject to the pro ration set forth in Section 2.3(c), ad valorem, property, severance and other similar Taxes or assessments based upon or measured by the ownership of the Assets or the production therefrom attributable to any period from and after the applicable Specified Date; and

(d)                                 Any and all sales, use, transfer (including real property transfer), stamp, documentary, filing, recordation, and other similar fees and Taxes, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties, if any, imposed or required in connection with the sale of the Assets to Buyer or the filing or recording of all assignments related to the sale of the Assets to Buyer.

Notwithstanding anything to the contrary in this Agreement, there shall be no duplication among the Assumed Obligations, increases to the Purchase Price and Buyer’s obligation to indemnify Seller.

ARTICLE 3
PURCHASE PRICE

Section 3.1                                    Purchase Price.  In consideration for the conveyance of the Assets to Buyer, Buyer hereby pays to Seller consideration (the “Purchase Price”), which consists of:

(a)                                 $65,750,000 in cash (which shall be paid by wire transfer of available funds to an account designated by Seller) (the “Cash Purchase Price”);

(b)                                 $19,250,000 in the form of a note in the form attached hereto as Exhibit E (the “Note”); and

(c)                                  That number of Common Units of the Partnership (the “Unit Consideration”) determined by dividing $2,000,000 by the March 31, 2015 closing price for Common Units of the Partnership on NYSE MKT and rounding to the nearest whole unit.

Notwithstanding anything to the contrary set forth above in clauses (a) and (b), if on or prior to the time Closing is deemed to have occurred pursuant to Section 7.1, the Parties acknowledge and agree that, prior to any Purchase Price Adjustments in Sections 7.2(a) or (b), for each dollar of the Cash Purchase Price that Buyer delivers or causes to be delivered to Seller in excess of the amount set forth in clause (a), the principal amount of the Note will be reduced in an amount equal to 19,250,000 divided by 17,250,000 dollars.

Section 3.2                                    Allocation of Purchase Price.  The Parties agree that the unadjusted Purchase Price is allocated in accordance with Section 1060 of the Code among the Assets in the amounts set forth in Exhibit D (the “Allocation Schedule”).

Section 3.3                                    Purchase Price Adjustment Procedures.

(a)                                 The Purchase Price is subject to adjustment pursuant to Section 7.2 and Section 7.3 and such adjustments shall be made as set forth in this Section 3.3.

(b)                                 The net adjustments to the Purchase Price pursuant to Section 7.2 (at Closing) and Section 7.3 (post-Closing) shall each be effected through an adjustment to, (i) if resulting in an increase to the Purchase Price (at Closing) or adjusted Purchase Price (post-Closing), as applicable, the Cash Purchase Price and (ii) if resulting in an decrease to the Purchase Price (at Closing) or adjusted Purchase Price (post-Closing), as applicable, at Seller’s election, the principal amount of the Note or the Cash Purchase Price, in each case, subject to any such changes mutually agreed to by the Parties in the Statement.  In the event the principal amount of the Note is to be adjusted post-Closing pursuant to the immediately foregoing sentence, the Parties shall undertake to promptly cause such adjustment effective as of the Closing Date.

(c)                                  Notwithstanding anything in this Agreement to the contrary, in no event shall the Cash Purchase Price constitute less than 75% of the Purchase Price, by adjustment or otherwise, and if any adjustment or other event would result in the Cash Purchase Price constituting less than 75% of the Purchase Price, the Parties shall undertake to promptly adjust the amount of the Cash Purchase Price and/or the Note, as applicable, to ensure that the Cash Purchase Price constitutes at least 75% of the Purchase Price.

ARTICLE 4
SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer as of the date hereof as follows:

Section 4.1                                    Organization and Standing.  Seller is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is duly qualified to carry on its business in each jurisdiction in which the nature of its business as now conducted makes such qualification necessary, except where the failure to be so qualified or in good standing would not materially hinder or impede the consummation by Seller of the transactions contemplated by this Agreement.

Section 4.2                                    Legal Power; No Conflicts.  Seller has all requisite power and authority to carry on its business as presently conducted and to execute, deliver and perform this Agreement (and all documents Seller hereby is required to execute and deliver).  The execution, delivery and performance of this Agreement (and such documents) and the consummation of the transactions contemplated hereby (and thereby) will not (i) violate, or be in conflict with, (x) any material provision of Seller’s governing documents or any material provisions of any Material Agreement or (y) to Seller’s Knowledge, any material Law applicable to Seller; or (ii) except with respect to the Preferential Rights and Transfer Requirements listed on Schedule 4.18, result in the creation, imposition or continuation of any material adverse claim or interest, or any material lien, encumbrance, charge, equity or restriction of any nature whatsoever, on or affecting Seller or the Assets.

Section 4.3                                    Authorization and Enforceability.  The execution, delivery and performance by Seller of this Agreement (and all documents Seller hereby is required to execute and deliver), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Seller.  This Agreement constitutes (and such documents constitute) Seller’s legal, valid and binding obligation, enforceable against Seller in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other Laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

Section 4.4                                    Liability for Brokers’ Fees.  Seller or its Affiliates have not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated hereby for which Buyer or its Affiliates will have any responsibility.

Section 4.5                                    No Bankruptcy.  There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by Seller, or, to Seller’s Knowledge, threatened against Seller by any third Person.

Section 4.6                                    Consents and Approvals.  No filing or registration with, and no permit, authorization, certificate, waiver, license, consent or approval of, any Governmental Authority is necessary for the execution, delivery or performance by Seller of this Agreement (and all documents Seller hereby is required to execute and deliver) (other than existing permits and other existing approvals).

Section 4.7                                    Litigation.

(a)                                 Seller has not received a written claim or written demand notice that has not been resolved and that would materially and adversely affect Buyer or any Asset;

(b)                                 There are no actions, suits, governmental investigations, written governmental inquiries or proceedings pending or, to Seller’s Knowledge, threatened in writing against Seller or any of the Assets, in any court or by or before any Governmental Authority or arbitrator with respect to Seller or the Assets or that would affect Seller’s ability to consummate the transactions contemplated by this Agreement, or materially and adversely affect Buyer or any Asset; and

(c)                                  There is no existing award, decision, injunction, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority that materially and adversely affects the use and/or ownership of the Assets.

Section 4.8                                    Judgments.  There are no unsatisfied judgments or injunctions issued by a Governmental Authority outstanding against Seller or any Assets that would be reasonably expected to materially interfere with the Buyer’s use and/or ownership of the Assets from and after Closing or impair Seller’s ability to consummate the transactions contemplated by this Agreement.

Section 4.9                                    Compliance with Law.  Seller is in compliance with all Laws to which Seller or the Assets are subject (including, all record keeping and reporting requirements thereof).  To Seller’s Knowledge, the ownership and operation of the Assets are in compliance with all applicable Laws.  Seller has not received written notice of a material violation of any Law applicable to Seller’s business or operations that remains uncured, and that would, individually or in the aggregate, have a material and adverse effect on the Assets.  Seller has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of Seller.  Notwithstanding anything to the contrary contained herein, the use of the words “Law” or “Laws” in this Section 4.9 does not include Environmental Laws, which are covered exclusively by Section 4.22.

Section 4.10                             Rights to Production.  To Seller’s Knowledge, except with respect to Imbalances or as set forth on Schedule 4.10, no Person has any call upon, right to purchase or to market, option to purchase or market, or similar rights with respect to any portion of the Hydrocarbons produced from the Assets that is not terminable without penalty.

Section 4.11                             Take-or-Pay Arrangements.  Seller has not received any prepayments or buydowns, or entered into any take-or-pay or forward sale arrangements, such that Seller (or, after the Closing, Buyer) will be obligated to make deliveries of Hydrocarbons produced from the Assets without receiving full payment therefor.

Section 4.12                             Material Agreements.  All Material Agreements are listed on Schedule 4.12.  Each Material Agreement is in full force and effect and represents the legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms.  Seller is not and, to Seller’s Knowledge, no other party is, in breach of any Material Agreement.  Seller has not received or delivered notice of a default or breach with respect to any Material Agreement.  Prior to the Closing Date, Seller made available to Buyer or its representatives complete copies of each Material Agreement and all amendments and other modifications thereto.

Section 4.13                             Compliance With Leases.  Seller is in compliance in all material respects with the Leases, including all express and implied covenants thereunder, and no written demands or notices of default or non-compliance have been issued to or received by Seller.  Except proceeds attributable to interests being held in suspense in accordance with prudent industry practice, all proceeds of production which Seller is disbursing or is required to disburse to third parties have been and are being accounted for under appropriate division orders, transfer orders or similar documents signed by or otherwise clearly binding on the parties receiving such proceeds and reflecting as to each party the decimal interest of such party.  Prior to the Closing Date, Seller made available to Buyer or its representatives complete copies of each Lease and all amendments and other modifications thereto.

Section 4.14                             Payouts.  No Wellbores are subject to a revision or other adjustment at some level of cost recovery or payout other than as expressly set forth on Exhibit A.

Section 4.15                             Non-Consent Operations.  Seller has not elected not to participate in any operation or activity proposed with respect to any Asset which could result in any of Seller’s interest in such Asset becoming subject to a penalty or forfeiture as a result of such election.

Section 4.16                             Royalties and Rentals.  To Seller’s Knowledge, all bonuses, delay rentals, minimum royalties and royalties, other than suspended royalties, with respect to the Assets have been timely paid in accordance with applicable Leases and Laws.

Section 4.17                             Permits.  Seller has maintained and is maintaining all material Permits necessary to operate the Assets as currently conducted by it.  The Assets are in material compliance with applicable Permits.  Seller has all Permits necessary to operate the Assets in all material respects as currently conducted by it.  No event has occurred (including the execution and delivery of this Agreement) which permits, or after the giving of notice or lapse of time or both would permit, the revocation or termination of any Permit or the imposition of any (a) restrictions of such a nature as may limit any of the operations of Seller as historically conducted by it or (b) material fines, costs, or penalties under any Permit.

Section 4.18                             Preferential Rights and Transfer Requirements.  Except as set forth on Schedule 4.18 or relating to a consent by, required notices to, filings with, or other actions by a Governmental Authority, in connection with the conveyance of the Assets if the same are customarily delivered, obtained or made, as applicable, after such conveyance, there are no Preferential Rights or Transfer Requirements attributable to or with respect to any of the Assets.

Section 4.19                             Taxes and Assessments.

(a)                                 Each income and other material Tax return, declaration, report, claim for refund or information return or statement relating to Taxes (a “Tax Return”), including any schedule or attachment thereto and including any amendment thereof, required to be filed by or with respect to Seller has been timely and properly filed and all Taxes owed by or with respect to Seller has been timely and properly paid.  There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax.

(b)                                 Seller has not received written notice of any pending claim (which remains outstanding) from any applicable Governmental Authority for assessment of Taxes with respect to the Assets.

(c)                                  The Assets are not subject to a Tax partnership agreement or provision requiring a partnership income Tax Return to be filed under applicable Law.

(d)                                 There are no Tax liens on any of the Assets except for liens for current period Taxes, or assessments not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business, adequate cash reserves for which are maintained in accordance with GAAP.

Section 4.20                             Wellbores and Equipment.  To Seller’s Knowledge,

(a)                                 All Wellbores have been drilled and completed at legal locations and within the limits permitted by all applicable Leases, contracts, and pooling or unit agreements;

(b)                                 No Wellbore is subject to penalties on allowables due to overproduction or any other violation of Law;

(c)                                  There are no Wellbores or other Equipment located on the Assets that (i)  the operator is currently obligated by any Law or contract to currently plug, dismantle or abandon; or (ii) have been plugged, dismantled, or abandoned in a manner that does not comply in all material respects with applicable Law;

(d)                                 All currently producing Wellbores and Equipment are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted;

(e)                                  There are no shut-in or inactive Wellbores listed on Exhibit A; and

(f)                                   The operator has all easements, rights of way, licenses, and authorizations from Governmental Authorities necessary to access, construct, operate, maintain, and repair the Equipment in the ordinary course of business as currently conducted and in compliance with all applicable Laws.

Section 4.21                             Outstanding Capital Commitments.  To Seller’s Knowledge:

(a)                                 As of the Closing Date, there are no outstanding AFEs that are binding on the Assets and that Seller reasonably anticipates will individually require expenditures by Seller or its respective successors-in-interest (including Buyer) from and after the Effective Time in excess of $100,000, other than as shown on Schedule 4.21; and

(b)                                 There are no Leases that (i) are currently held by payment of shut-in royalties, reworking operations, any substitute for production in paying quantities, or any other means other than production in paying quantities, or (ii) will expire, terminate, or otherwise be materially impaired absent actions (other than continued production in paying quantities) by or on behalf of Buyer within 60 days after the Closing Date.

Section 4.22                             Environmental Matters.  Except as described on Schedule 4.22, to Seller’s Knowledge, (a) the Assets are in material compliance with all applicable Environmental Laws, (b) the Assets are not the subject of any outstanding administrative or judicial order, judgment, agreement or arbitration award from any Governmental Authority under any Environmental Law relating to the Assets and requiring remediation or the payment of a fine or penalty, and (c) Seller has not received any written notice of violation of any Environmental Law relating to the Assets where such violation has not been cured or otherwise remedied.

Section 4.23                             Buyer Information.  The estimates and projections (including those contained in the internal reserve report) provided to Buyer by Seller and its Affiliates as part of Buyer’s review of the transactions contemplated by this Agreement were prepared and delivered in good faith, have a reasonable basis, and are consistent with Seller’s current expectations regarding the Assets.  To the extent such information relates to the periods during which Seller owned such Assets, to Seller’s Knowledge, the historical and current information (including that contained in the internal reserve report) relating to the Assets provided to Buyer are correct in all material respects for the respective periods in which Seller owned such Assets, and are derived from Seller’s books and records.

Section 4.24                             Suspense Funds.  Schedule 4.24 lists all material suspense funds held in suspense by Seller as of the Effective Time.

Section 4.25                             Affiliate Transactions.  There are no Contracts binding upon or directly affecting any of the Assets between Seller, on the one hand, and an Affiliate of Seller, on the other hand, that will continue to be binding upon or directly affect the Assets beyond the Closing.

Section 4.26                             Investment.  Seller is acquiring the Unit Consideration for its own account as an investment without the present intent to sell or offer the same to any other Person or effect a distribution of the Unit Consideration in violation of the Securities Act or state securities laws.  Seller is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.  Seller is not acquiring the Unit Consideration as a result of general solicitation or advertisement.  Seller acknowledges that the Unit Consideration has not been registered pursuant to the Securities Act or any state securities laws, and that none of the Unit Consideration may be transferred except pursuant to registration or an applicable exemption thereunder.  Subject to the immediately preceding sentence, nothing contained herein shall be deemed a representation or warranty by Seller to hold the Unit Consideration for any period of time.

ARTICLE 5
BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer (as to itself only) and the Partnership (as to itself and Buyer) represent and warrant to Seller as of the date hereof as follows:

Section 5.1                                    Organization and Standing.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to carry on its business in each State where failure to be so qualified could reasonably be expected to adversely affect the Assets or consummation of the transactions contemplated by this Agreement.  The Partnership is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to carry on its business in each State where failure to be so qualified could reasonably be expected to adversely affect the consummation of the transactions contemplated by this Agreement.

Section 5.2                                    Legal Power; No Conflicts.  Each of Buyer and the Partnership has all requisite power and authority to carry on its business as presently conducted and to execute, deliver and perform this Agreement (and all documents Buyer hereby is required to execute and deliver).  The execution, delivery and performance of this Agreement (and such documents) and the consummation of the transactions contemplated hereby (and thereby) shall not violate, or be in conflict with, any material provision of Buyer or the Partnership’s governing documents or any material provisions of any material agreement or instrument to which it is a party or by which it is bound, or, to its knowledge, any material Law applicable to Buyer or the Partnership.

Section 5.3                                    Authorization and Enforceability.  The execution, delivery and performance by Buyer and the Partnership of this Agreement (and all documents Buyer or the Partnership hereby is required to execute and deliver), and the consummation of the transactions contemplated hereby (and thereby), have been duly authorized by all necessary action on behalf of Buyer and the Partnership.  This Agreement constitutes (and such documents constitute) Buyer and the Partnership’s legal, valid and binding obligation, enforceable against Buyer and the Partnership in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

Section 5.4                                    Liability for Brokers’ Fees.  Buyer, the Partnership or their respective Affiliates have not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated hereby for which Seller or its Affiliates will have any responsibility.

Section 5.5                                    No Bankruptcy.  There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by Buyer or the Partnership, or, to their knowledge, threatened against Buyer or the Partnership by any third Person.

Section 5.6                                    Litigation.  There is no action, suit, proceeding, claim or investigation by any Person or Governmental Authority that impedes or is likely to impede Buyer or the Partnership’s ability to consummate the transactions contemplated hereby and to assume the liabilities to be assumed by Buyer under this Agreement, including the Assumed Obligations.

Section 5.7                                    Unit Consideration Matters.

(a)                                 The Unit Consideration has been duly and validly authorized for issuance by the Partnership and when issued in accordance with the terms and conditions contained herein, the Unit Consideration will be duly authorized, validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act), will not be subject to any preemptive or similar rights and will be acquired by Seller at the Closing free and clear of all mortgages, claims, charges, security interests, liens, obligations, encumbrances, imperfections of title or other matters affecting title, and any rights of third parties whatsoever (other than those arising under applicable securities Laws and the Partnership Agreement).

(b)                                 At the Closing, the Partnership has and will comply with all requirements of NYSE MKT with respect to the issuance of the Unit Consideration.

(c)                                  The Partnership has filed with the SEC each material form, statement, report, schedule, document, certification, registration statement, prospectus and definitive proxy statement (including all exhibits, amendments and supplements thereto and all information incorporated by reference therein) required to be filed by it prior to the date hereof under each of the Securities Act and the Exchange Act and the respective rules and regulations thereunder (the “SEC Filings”).  The SEC Filings (i) were filed or furnished on a timely basis, (ii) complied in all material respects with all applicable requirements of the appropriate Act referenced above and the rules and regulations thereunder, and (iii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made not misleading, except that information as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.  There is no proceeding pending or, to the knowledge of the Partnership, threatened against the Partnership or any subsidiary of the Partnership at or before the SEC.

ARTICLE 6
COVENANTS AND AGREEMENTS

Section 6.1                                    Covenants and Agreements of Seller.  From the execution of this Agreement to January 1, 2019, Seller shall (unless Buyer consents otherwise which shall not be unreasonably withheld), to the extent it has the Legal Right, own and/or operate the portion of the conveyed Assets which is then vested in Buyer but still held by Seller in the usual, regular and ordinary manner consistent with past practice, and use its commercially reasonable efforts to preserve its present business operations relating to such Assets. Without limiting the generality of the foregoing, until such time, Seller shall with respect to such Assets, to the extent it has the Legal Right:

(a)                                 Comply in all material respects with all applicable Laws;

(b)                                 Keep and maintain accurate books, records and accounts; and

(c)                                  Maintain in full force and effect existing insurance policies and binders subject only to variations required by the ordinary course of business, or else obtain, prior to the lapse of any such policy or binder, substantially similar coverage with insurers of recognized standing.

Section 6.2                                    SEC Matters.  Seller acknowledges that the Partnership may be required to include financial statements relating to Seller (“SEC Financial Statements”) in documents filed with the SEC by the Partnership pursuant to the Securities Act or the Exchange Act, and that such SEC Financial Statements may be required to be audited.  In that regard, Seller shall reasonably cooperate with the Partnership, and provide the Partnership reasonable access to such records (to the extent such information is available) and personnel of Seller as the Partnership may reasonably request to enable the Partnership, and its representatives and accountants, at the Partnership’s sole cost and expense, to create and audit any SEC Financial Statements that the Partnership deems necessary.  Seller hereby consents to the inclusion or incorporation by reference of the SEC Financial Statements in any registration statement, report or other document of the Partnership or any of its Affiliates to be filed with the SEC in which the Partnership or Affiliate reasonably determines that the SEC Financial Statements are required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act.  Upon request of the Partnership, Seller shall use commercially reasonable efforts to cause the external audit firm that audits the SEC Financial Statements to consent to the inclusion or incorporation by reference of its audit opinion with respect to any applicable audited financial statements of the Partnership in any such registration statement, report or other document.  Seller shall provide the Partnership and its independent accountants with access to (i) any audit work papers of Seller’s independent accountants and (ii) any management representation letters provided by Seller to Seller’s independent accountants.

Section 6.3                                    Tax Matters.

(a)                                 Except as otherwise provided herein, each Party shall bear all Taxes imposed on it as a result of the transactions contemplated by this Agreement.  Each Party shall timely file, to the extent required by or permissible under applicable Law, all Tax Returns and other documentation with respect to any such Taxes.

(b)                                 All sales, use or other Taxes (other than Taxes on gross income, net income or gross receipts) and duties, levies or other governmental charges incurred by or imposed with respect to the transfer to Buyer undertaken pursuant to this Agreement shall be the responsibility of, and shall be paid by, Buyer.

(c)                                  If notice of any audit, examination or other proceeding with respect to Taxes of Seller (a “Tax Claim”) shall be received by a Party for which another Party may be reasonably expected to be liable pursuant to Article 8, the notified Party shall notify such other Parties in writing of such Tax Claim; provided, however, that the failure of the notified Party to give the other Parties notice as provided herein shall not relieve such failing Party of its obligations under Article 8, except to the extent another Party is actually and materially prejudiced thereby.

(d)                                 Each Party agrees that for Federal income tax purposes, (i) the transaction contemplated in this Agreement shall be treated as part sale and, to the extent of the Unit Consideration, as part contribution in accordance with Section 721(a) of the Code and (ii) the incremental percentage Working Interests as set forth on Exhibit A will be treated as a purchase money mortgage loan in accordance with Section 636 of the Code, related Code sections and underlying Treasury regulations.  Furthermore, the Parties will not take a position inconsistent therewith, and the Parties will reasonably cooperate with each other with respect to the reporting of interest on the purchase money mortgage loan using the method of Treasury Regulation Section 1.1275-4(c).

Section 6.4                                    Ongoing Services.  From and after the Closing, SOG, SP Holdings and other Affiliates, as applicable, will provide accounting and management services to Buyer under the terms of the Operating Agreement and the Shared Services Agreement with respect to the Assets, including, but not limited to, handling matters for Buyer under applicable joint operating agreements (including the JOA) and marketing agreements.

Section 6.5                                    Annual Reconciliation and Settlement Procedure.  In each of the four calendar years after Closing, Buyer and Seller shall determine, reconcile, and settle all payments related to the change in Buyer and Seller’s interests as of the last occurring Specified Date as follows:

(a)                                 Buyer shall incur charges from Seller for the prior calendar year as follows:

(i)                                     the aggregate amount of all non-reimbursed Property Costs which are attributable to the amount of the increase in Buyer’s interest in the Assets as of the last occurring Specified Date to the extent paid by Seller from and after the last occurring Specified Date; and

(ii)                                  the net amount of all prepaid expenses related to the amount of the increase in Buyer’s interest in the Assets as of the last occurring Specified Date, (including without limitation prepaid production Taxes, severance Taxes, and other Taxes measured by units of production; bonuses; rentals; cash calls to third Person operators; insurance premiums; and scheduled payments) attributable to periods from and after the last occurring Specified Date to the extent paid by Seller in such prior calendar year.

(b)                                 For each such calendar year, Buyer shall get a credit from Seller for the amount of all cash call payments received by Seller or its Affiliate from and after the last occurring Specified Date to the extent applying to the amount of the increase in Buyer’s interest in the ownership or operation of the Assets.

(c)                                  No later than the later of (i) March 1 of each calendar year and (ii) 30 days after the receipt of the joint interest bill and all revenue proceeds related to the Assets for the prior calendar year, Seller shall prepare and deliver to Buyer a draft statement setting forth the charges and credits described in Sections 6.5(a) and (b) above (the “Settlement Amount”) and showing the calculations of each such charge or credit, based on the most recent actual figures for each charge or credit.  Seller shall make such reasonable documentation as is in Seller’s possession available to support the final figures.  As soon as reasonably practicable, but not later than the 30th day following receipt of such statement from Seller, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to such statement.  If Buyer does not deliver such report to Seller on or before the end of such 30 day period, Buyer shall be deemed to have agreed with Seller’s statement, and such statement shall become binding upon the Parties.

(d)                                 Buyer and Seller shall undertake to agree on the final statement of charges and credits described in Sections 6.5(a) and (b) above no later than 60 days after delivery of Seller’s statement.  In the event that Buyer and Seller cannot reach agreement within such period of time, either such Party may refer the disputed charges or credits to the Accounting Arbitrator for review and final determination by arbitration.  The Accounting Arbitrator shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 6.5.  The Accounting Arbitrator’s determination shall be made within 45 days after submission of the matters in dispute and shall be final and binding on all Parties, without right of appeal.  In determining the proper amount of any charge or credit, the Accounting Arbitrator shall be bound by the terms of this Agreement and may not determine a charge or credit amount higher than the highest amount, or lower than the lowest amount, proposed by Buyer or Seller.  The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of Settlement Amount submitted by Buyer or Seller and may not award damages, interest or penalties to Buyer or Seller with respect to any matter.  Seller and Buyer shall each bear their own legal fees and other costs of presenting its case.  Seller shall bear one-half and Buyer shall bear one-half of the costs and expenses of the Accounting Arbitrator.  Within 10 days after the earlier of (i) the expiration of Buyer’s 30 day review period without delivery of any written report or (ii) the date on which Buyer and Seller or the Accounting Arbitrator finally determine Settlement Amount, Buyer shall pay to Seller in cash the Settlement Amount (if the Settlement Amount results in a net charge to Buyer), or Seller shall pay to Buyer in cash the Settlement Amount (if the Settlement Amount results in a net credit to Buyer), as applicable.  Any payment pursuant to this Section 6.5 shall bear interest from January 1 of the applicable calendar year to the date of payment at the lesser of (x) the annual rate of interest published as the “Prime Rate” in the “Money Rates” section of The Wall Street Journal on January 1 of such calendar year plus 3% and (y) the maximum rate allowed by applicable Law.

Section 6.6                                    Release of Stifel. Seller hereby: (a) disclaims any reliance upon Stifel Nicolaus & Company, Incorporated, financial advisor to Buyer, or its officers, directors, employees, attorneys or affiliates (the “Stifel Parties”) with respect to the negotiation, execution or performance of this Agreement or any representation or warranty made by the Stifel Parties in, in connection with, or as an inducement to this Agreement; (b) agrees that all claims, obligations, liabilities, demands, causes of action or obligations (each, an “Action”) that may be based upon, arise under or relate to this Agreement or its negotiation, execution or performance may not be made against the Stifel Parties to the extent that such Actions are initiated by Seller (but excluding for the avoidance of doubt any Action which is initiated by another security holder of Buyer and which Seller may elect to participate in its capacity as a security holder of Buyer); (c) waives and releases all Actions against the Stifel Parties which are initiated by Seller (but excluding for the avoidance of doubt any Action which is initiated by another security holder of Buyer and which Seller may elect to participate in its capacity as a security holder of Buyer) in connection with this Agreement and the transactions contemplated hereby; and (d) agrees that the Stifel Parties will be a third-party beneficiary of this Section 6.6.

Section 6.7                                    Hydraulic Fracture of the Wellbores Operations. Buyer covenants and agrees that, from and after the Closing, Buyer shall authorize Seller, on behalf of Buyer, to elect whether to participate as a “Consenting Party” (as such term is defined in the JOA) for all hydraulic fracture of the Wellbores operations on the Wellbores proposed by a party to the JOA (“Certain Reworking Operations”), provided that:

(a)                                 Seller shall bear Buyer’s share of costs under the JOA for the Certain Reworking Operations; and

(b)                                 Promptly after the completion of any Certain Reworking Operations, Seller and Buyer shall each execute, acknowledge and deliver to each other a mutually agreeable agreement regarding ownership of the Hydrocarbons attributable to the applicable Wellbore;

provided, however, that if Seller does not desire to elect to participate as a “Consenting Party” and Buyer does so desire to make such election, then Seller shall make such election on behalf of Buyer and Buyer shall bear all of Seller’s costs under the JOA for the Certain Reworking Operations.

Section 6.8                                    Special Warranty.  Subject to Section 9.1, from and after the Closing, Seller shall warrant title to the Wellbores and Leases conveyed, subject to the Permitted Encumbrances, unto Buyer, its successors and assigns, against all Persons claiming or to claim the same or any part thereof by, through or under Seller, but not otherwise.  The Parties acknowledge and agree that the foregoing warranty shall constitute and be considered a special warranty of title by, through and under Seller under the applicable Laws of the State of Texas.  EXCEPT AS PROVIDED IN THE FIRST TWO SENTENCES OF THIS SECTION 6.8 (the “Special Warranty”), BUYER ACKNOWLEDGES THAT SELLER AND ITS REPRESENTATIVES HAVE NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY

STATUTE OR OTHERWISE, WITH RESPECT TO SELLER’S TITLE TO ANY OF THE ASSETS.

Section 6.9                                    Transfer Requirements.  Buyer’s purchase of the Assets is expressly subject to all validly existing and applicable Transfer Requirements.  With respect to all post-Closing Transfer Requirements Seller shall prepare and send notices to holders of any such Transfer Requirements (which notices shall be in form and substance reasonably satisfactory to Buyer) and otherwise use commercially reasonable efforts to satisfy such Transfer Requirements.

Section 6.10                             NYSE Matters.  The Partnership shall promptly file a supplemental listing application for the listing of the Unit Consideration on NYSE MKT and shall use commercially reasonable efforts to cause the Unit Consideration to be listed on NYSE MKT as promptly as practicable after the Closing.

ARTICLE 7
THE CLOSING

Section 7.1                                    Time and Place of the Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall be deemed to occur at 3:01 p.m. Houston, Texas time on the Closing Date at the offices of Seller located at 1000 Main Street, Suite 3000, Houston, Texas 77002.

Section 7.2                                    Adjustments to Purchase Price at the Closing.

(a)                                 All adjustments to the Purchase Price have been made (i) according to the provisions set forth in this Agreement, (ii) in accordance with GAAP as consistently applied in the oil and gas industry, and (iii) without duplication.

(b)                                 At the Closing, the Purchase Price has been increased pursuant to the following adjustments:

(i)                                     the aggregate amount of all non-reimbursed Property Costs which are attributable to the Assets for the period from and after the Effective Time through the Business Day prior to the date of the Statement and that have been paid by Seller;

(ii)                                  the value (determined by the price most recently paid prior to the Closing) of liquid Hydrocarbons in tanks above the pipeline sales connection (exclusive of any brine, sludge or water that may be present in the oil liquid Hydrocarbon storage tanks), less applicable deductions, in each case, for periods from and after the Effective Time through the Business Day prior to the date of the Statement;

(iii)                               the net amount of all prepaid expenses related to the Assets (including without limitation prepaid production Taxes, severance Taxes, and other Taxes measured by units of production; bonuses; rentals; cash calls to third Person operators; insurance premiums; and scheduled payments) attributable to periods from and after the Effective Time through the Business Day prior to the date of the Statement; and

(iv)                              any amount paid by Sanchez prior to the Closing Date with respect to the “Transactions,” as defined, and set forth, in the confirmations listed on Schedule 7.4(c), subject to that certain ISDA Master Agreement, dated as of August 27, 2013, between Sanchez and Royal Bank of Canada (the “Novation Transactions”).

(c)                                  At the Closing, the Purchase Price has been decreased pursuant to the following adjustments:

(i)                                     the amount of all revenues, production, proceeds, income and products from or attributable to, and all other income, proceeds, receipts and credits earned (including delay rentals, shut-in royalties and lease bonuses) with respect to, the ownership or operation of the Assets from and after the Effective Time through the Business Day prior to the date of the Statement and that have been received by Seller or its Affiliates;

(ii)                                  the amount of any Taxes paid by Buyer that are attributable to periods before the Effective Time; and

(iii)                               any amount received by Sanchez prior to the Closing Date with respect to the Novation Transactions.

The adjustments described in this Section 7.2 are hereinafter referred to as the “Purchase Price Adjustments.”

Section 7.3                                    Closing Statement; Post-Closing Adjustment.

(a)                                 Upon the Closing, Seller has prepared and delivered to Buyer a statement of the estimated Purchase Price Adjustments taking into account the foregoing principles, and using and based upon the best information available to Seller (the “Statement”).  At the Closing, Buyer is paying the Purchase Price, as adjusted by the estimated Purchase Price Adjustments reflected on the Statement.

(b)                                 As soon as reasonably practicable after the Closing but not later than the 60th day following the Closing Date, Seller shall prepare and deliver to Buyer a draft statement setting forth the final calculation of the Purchase Price and showing the calculation of each adjustment under Section 7.2, based on the most recent actual figures for each adjustment.  Seller shall make such reasonable documentation as is in Seller’s possession available to support the final figures.  As soon as reasonably practicable, but not later than the 30th day following receipt of such statement from Seller, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to such statement.  If Buyer does not deliver such report to Seller on or before the end of such 30 day period, Buyer shall be deemed to have agreed with Seller’s statement, and such statement shall become binding upon the Parties.

(c)                                  Buyer and Seller shall undertake to agree on the final statement of the Purchase Price no later than 60 days after delivery of Seller’s statement.  In the event that Buyer and Seller cannot reach agreement within such period of time, either such Party may refer the items of adjustment which are in dispute to a nationally-recognized independent accounting firm or consulting firm mutually acceptable to both Buyer and Seller (the “Accounting Arbitrator”), for review and final determination by arbitration.  The Accounting Arbitrator shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 7.3.  The Accounting Arbitrator’s determination shall be made within 45 days after submission of the matters in dispute and shall be final and binding on all Parties, without right of appeal.  In determining the proper amount of any adjustment to the Purchase Price, the Accounting Arbitrator shall be bound by the terms of this Agreement and may not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Buyer, as applicable.  The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of Purchase Price adjustments submitted by any Party and may not award damages, interest or penalties to any Party with respect to any matter.  Seller and Buyer shall each bear their own legal fees and other costs of presenting its case.  Seller shall bear one-half and Buyer shall bear one-half of the costs and expenses of the Accounting Arbitrator.  Within ten days after the earlier of (i) the expiration of Buyer’s 30 day review period without delivery of any written report or (ii) the date on which Buyer and Seller or the Accounting Arbitrator finally determine the Purchase Price, Buyer shall remit to Seller the amount by which the Purchase Price exceeds the amount remitted pursuant to Section 7.3(a) or Seller shall remit to Buyer the amount by which the amount remitted pursuant to Section 7.3(a) exceeds the Purchase Price, as applicable and in accordance with Section 3.3.  Any post-Closing payment pursuant to this Section 7.3 shall, except to extent effected through an adjustment to the principal amount of the Note, bear interest from the Closing Date to the date of payment at the lesser of (x) the annual rate of interest published as the “Prime Rate” in the “Money Rates” section of The Wall Street Journal on the last Business Day prior to the Closing Date plus 3% and (y) the maximum rate allowed by applicable Law.

Section 7.4                                    Actions of Seller at the Closing.  At the Closing, Seller has:

(a)                                 Executed, acknowledged and delivered to Buyer the Seller counterparts of the Conveyance;

(b)                                 Executed, acknowledged and delivered to the Partnership the Seller counterparts of the registration rights agreement, the form of which is attached hereto as Exhibit F (the “Registration Rights Agreement”);

(c)                                  Caused the execution, acknowledgement and delivery to the Partnership of the Sanchez counterparts of the novation from Sanchez to the Partnership of the Novation Transactions described on Schedule 7.4(c) (the “Hedge Novation”);

(d)                                 Executed, acknowledged and delivered to Buyer an affidavit attesting to the non-foreign status of Seller in the form prescribed in Treasury Regulation Section 1.1445-2(b)(2);

(e)                                  As applicable, delivered to Buyer duly executed and acknowledged releases and/or terminations of any financing statements or mortgages specifically referencing and burdening the Assets in favor of the administrative agent under the Seller Credit Facility; and

(f)                                   Executed, acknowledged and delivered any other documents and agreements contemplated by this Agreement.

Section 7.5                                    Actions of Buyer at the Closing.  At the Closing, Buyer and the Partnership, as applicable, have:

(a)                                 Delivered to Seller the Cash Purchase Price, as adjusted by the estimated Purchase Price Adjustments reflected in the Statement, by wire transfer to accounts designated in writing by Seller;

(b)                                 Executed, acknowledged and delivered the Note to Seller, as adjusted by the estimated Purchase Price Adjustments reflected in the Statement, and caused the execution, acknowledgement and delivery of each of the “Note Guarantees” to be provided thereunder;

(c)                                  Issued and delivered to Seller the Unit Consideration in book entry form for the account of Seller, duly registered on the books of the transfer agent for Common Units;

(d)                                 Executed, acknowledged and delivered to Seller the Partnership counterparts of the Registration Rights Agreement;

(e)                                  Executed, acknowledged and delivered to Seller the Buyer counterparts of the Conveyance;

(f)                                   Caused the execution, acknowledgement and delivery to Sanchez of the Partnership counterparts of the Hedge Novation; and

(g)                                  Executed, acknowledged and delivered any other documents and agreements contemplated by this Agreement.

ARTICLE 8
OBLIGATIONS AND INDEMNIFICATION

Section 8.1                                    Retained Obligations.  Seller shall retain the following (the “Retained Obligations”):

(a)                                 All Property Costs and other costs which are for the account of Seller pursuant to Section 2.3(a) or Section 7.2;

(b)                                 Ad valorem, property, severance and other similar Taxes or assessments based upon or measured by the ownership or operation of the Assets or the production therefrom attributable to any period prior to the applicable Specified Date;

(c)                                  Excluded Taxes; and

(d)                                 All litigation relating to the Assets existing as of the applicable Specified Date.

Section 8.2                                    Buyer’s Indemnification.  Buyer and the Partnership shall release, defend, indemnify and hold harmless the Seller Indemnitees from and against any and all Losses suffered by such Seller Indemnitees arising out of or related to:

(a)                                 The Assumed Obligations;

(b)                                 Buyer or the Partnership’s breach of any covenant or agreement made by Buyer or the Partnership in this Agreement;

(c)                                  The breach of any of the Fundamental Representations of Buyer or the Partnership; and

(d)                                 The breach of any representation or warranty (other than any Fundamental Representation) made by Buyer or the Partnership in Article 5.

Section 8.3                                    Seller’s Indemnification.  Subject to the other provisions of this Article 8, Seller shall release, defend, indemnify and hold harmless the Buyer Indemnitees from and against any and all Losses suffered by such Buyer Indemnitees arising out of or relating to:

(a)                                 The Retained Obligations;

(b)                                 Seller’s breach of any covenant or agreement made by Seller in this Agreement;

(c)                                  The breach of any of the Fundamental Representations of Seller;

(d)                                 The breach of any representation or warranty (other than any Fundamental Representation) made by Seller in Article 4;

(e)                                  Any liability to third parties for personal injury, death or property damage to the extent occurring before the Closing Date as a result of the ownership and/or operation of the Assets, or any obligations arising under the Material Agreements to the extent attributable to the period prior to the Closing Date; and

(f)                                   All Obligations attributable to or arising out of (i) Seller’s or its Affiliates’ employment of their respective employees, (ii) Seller’s or its Affiliates’ employee benefit plans, or (iii) Seller’s or its Affiliates’ responsibilities under the Employee Retirement Income Security Act of 1974, as amended, in respect of employee benefit plans applicable to their respective employees.

Section 8.4                                    Limitations for Indemnification.

(a)                                 Time Limitations.  Notwithstanding anything to the contrary herein:

(i)                                     Seller’s indemnification obligations under Section 8.3(c) and Section 8.3(d) and Buyer’s and the Partnership’s indemnification obligations under Section 8.2(c) and Section 8.2(d), shall only apply with respect to any breach of any representation or warranty if the Indemnified Party has provided the Indemnifying Party with written notice claiming indemnification therefor on or before the date on which such representation or warranty expires pursuant to Section 9.3;

(ii)                                  Seller’s indemnification obligations under Section 8.3(e) shall only apply to any claim thereunder if Buyer has provided Seller with written notice claiming indemnification for such claim on or before 18 months after the Closing Date; and

(iii)                               Seller’s indemnification obligations under Section 8.3(a) for a Tax liability of Seller attributable to a period prior to the applicable Specified Date, and Buyer’s indemnification obligations under Section 8.2(a) for a Tax liability of Buyer attributable to a period after the applicable Specified Date, shall only apply to any claim thereunder if the Indemnified Party has provided the Indemnifying Party with written notice claiming indemnification for such claim on or before the 60th day after the expiration of any applicable statute of limitations.

(b)                                 Deductible.  Notwithstanding anything to the contrary herein, no claim may be made against Seller for indemnification under Section 8.3(d) until the aggregate dollar amount of the Material Losses suffered or incurred by the Indemnified Party for which such Indemnified Party would otherwise be entitled to indemnification thereunder exceeds 1% of the Purchase Price; after such time Seller shall be liable to the extent and only to the extent that the aggregate amount of such Material Losses exceeds 1% of the Purchase Price.  The term “Material Losses” means only those Losses that exceed $100,000.

(c)                                  Cap.  Notwithstanding anything to the contrary herein, Seller’s aggregate liability under Section 8.3(d) shall not exceed 20% of the Purchase Price.

(d)                                 Other.  Notwithstanding anything to the contrary in this Agreement, any representation or warranty in Article 4 or Article 5 that is qualified by terms such as “material,” “materiality,” “material adverse effect,” or “in any material respect” or similar qualifying language shall be deemed not to be so qualified for purposes of indemnification pursuant to this Section 8.4.  The Parties shall treat, for Tax purposes, any amounts paid pursuant to this Article 8 as an adjustment to the Purchase Price.

Section 8.5                                    Notices and Defense of Indemnified Matters.

(a)                                 Each Party seeking indemnification (each, an “Indemnified Party”) pursuant to this Article 8 agrees that within a reasonable period of time after it shall become aware of facts giving rise to a claim for indemnification pursuant to this Article 8, it will provide notice thereof in writing to the Party from whom indemnification is sought pursuant to this Article 8 (each, an “Indemnifying Party”) specifying the nature of and specific basis for such claim; provided, however, that failure to timely provide such notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is materially prejudiced by such delay or omission.

(b)                                 The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification set forth in this Article 8, including the selection of counsel (provided that such counsel shall be reasonably acceptable to the Indemnified Party), determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Party unless it includes a full release of the Indemnified Party and their respective Affiliates from such matter or issues, as the case may be.  Notwithstanding the immediately foregoing sentence, the Indemnified Party shall be entitled to exercise control in the aforementioned matters (but the Indemnifying Party shall be entitled to participate at its own expense in the defense), (i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time or (ii) to the extent the third party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially and adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnifying Party unless it includes a full release of the Indemnifying Party and its Affiliates from such matter or issues, as the case may be.

(c)                                  The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification set forth in this Article 8, including the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the names of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to reasonably maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 8.5; provided, further, that no Indemnified Party shall be obligated to make available any such records, files or other information that is subject to the attorney-client privilege of such Indemnified Party.  In no event shall the obligation of the Indemnified Party to cooperate with Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article 8; provided, however, that the Indemnified Party may, at its option, cost and expense, hire and pay for counsel in connection with any such defense.  The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(d)                                 In determining the amount of any Losses for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by all amounts recovered by the Indemnified Party under contractual indemnities from third parties.  The Indemnified Party hereby agrees to use commercially reasonable efforts to realize any applicable insurance proceeds or amounts recoverable under such contractual indemnities; provided, however, that the costs and expenses (including court costs and reasonable attorneys’, accountants’, and experts’ fees) of the Indemnified Party in connection with such efforts shall be promptly reimbursed by the Indemnifying Party.  To the extent that the Indemnifying Party has made any indemnification payment hereunder in respect of a claim for which the Indemnified Party has asserted a related claim for insurance proceeds or under a contractual indemnity, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party to receive the proceeds of such insurance or contractual indemnity.

Section 8.6                                    Other Limitations.  In no event shall a Party be liable to another Party for punitive, exemplary, consequential, or special damages, including lost profits, except where such damages constitute part of a claim of a third Person which is indemnified pursuant to the provisions of this Agreement.

ARTICLE 9
LIMITATIONS ON REPRESENTATIONS AND WARRANTIES

Section 9.1                                    Disclaimers of Representations and Warranties.  The express representations and warranties of Seller contained in this Agreement and the special warranty set forth in the Conveyance are exclusive and are in lieu of all other representations and warranties, express, implied or statutory.  EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER IN THIS AGREEMENT AND THE SPECIAL WARRANTY, BUYER AND THE PARTNERSHIP ACKNOWLEDGE THAT SELLER AND ITS REPRESENTATIVES HAVE NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER AND THE PARTNERSHIP HEREBY EXPRESSLY WAIVE, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO:

(a)                                 PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS;

(b)                                 THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER OR THE PARTNERSHIP BY OR ON BEHALF OF SELLER; AND

(c)                                  THE ENVIRONMENTAL CONDITION OF THE ASSETS.

EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER IN THIS AGREEMENT AND THE SPECIAL WARRANTY SET FORTH IN THE CONVEYANCE, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER AND THE PARTNERSHIP HEREBY WAIVE, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF BUYER OR THE PARTNERSHIP UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, AND (vii) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, IT BEING THE EXPRESS INTENTION OF THE PARTIES THAT (EXCEPT AS EXPRESSLY COVERED BY A REPRESENTATION, WARRANTY OR COVENANT CONTAINED IN THIS AGREEMENT) THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES INCLUDED IN THE ASSETS SHALL BE CONVEYED TO BUYER, AND BUYER SHALL ACCEPT SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND BUYER AND THE PARTNERSHIP REPRESENT TO SELLER THAT BUYER AND THE PARTNERSHIP SHALL MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS BUYER AND THE PARTNERSHIP DEEM APPROPRIATE.  FURTHER, BUYER AND THE PARTNERSHIP ACKNOWLEDGE AND AGREE THAT THEY SHALL NOT BE ENTITLED TO MAKE A RECOVERY FOR THE SAME LOSSES UNDER BOTH THE SPECIAL WARRANTY AND THE SPECIAL WARRANTY SET FORTH IN THE CONVEYANCE AND THAT THEY SHALL NOT ASSERT ANY CLAIM UNDER A SPECIAL WARRANTY MADE BY SELLER TO THE EXTENT EITHER HAS ALREADY MADE A RECOVERY FROM SELLER FOR SUCH LOSSES.  THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW.

Section 9.2                                    Independent Investigation.  Buyer and the Partnership represent and acknowledge that each is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Seller and that it has had access to the Assets, the officers and employees of Seller, and the books, records and files of Seller relating to the Assets, and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer and the Partnership have relied solely on the basis of their own independent due diligence investigation of the Assets and upon the representations and warranties made in Article 4 and the special warranty set forth in the Conveyance, and not on any other representations or warranties of Seller or any other Person.  Further, Buyer and the Partnership have no knowledge of any fact that results in the breach of any representation, warranty or covenant of Seller made hereunder or in the Conveyance.

Section 9.3                                    Survival.  The Fundamental Representations shall survive the Closing in perpetuity.  The remainder of Buyer’s and the Partnership’s representations and warranties in Article 5 shall survive Closing for a period of 12 months from the Closing, after which Buyer and the Partnership, as applicable, shall have no liability or obligation in relation thereto except as to matters for which Seller has provided Buyer or the Partnership, as applicable, a specific written claim on or before such termination date.  Seller’s representations and warranties in Section 4.19 shall survive the Closing until 60 days after the expiration of the applicable statute of limitations period.    The remainder of Seller’s representations and warranties in Article 4 shall survive Closing for a period of 12 months from the Closing, after which Seller shall have no liability or obligation in relation thereto except as to matters for which Buyer or the Partnership, as applicable, has provided Seller a specific written claim on or before such termination date.  All other covenants and obligations contained in this Agreement shall survive the Closing indefinitely, except as specifically provided herein.

ARTICLE 10
MISCELLANEOUS

Section 10.1                             Expenses.  Except as otherwise provided in this Agreement or any document to be executed pursuant hereto, regardless of whether the transactions contemplated by this Agreement occur, each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with the transactions contemplated hereby, and no Party shall be entitled to any reimbursement for such expenses from another Party.  For the purposes of clarity, in the event of a conflict between the terms of this Section 10.1 and the terms of Article 8, the terms of Article 8 shall prevail.

Section 10.2                             Document Retention.  As used in this Section 10.2, the term “Documents” shall mean all files, documents, books, records and other data delivered to Buyer by Seller pursuant to the provisions of this Agreement (other than those that Seller has retained either the original or a copy of), including:  financial and Tax accounting records; land, title and division of interest files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date.  Buyer shall retain and preserve the Documents for a period of no less than seven years following the Closing Date (or for such longer period as may be required by Law), and shall allow Seller or its representatives, at Seller’s expense, to inspect the Documents at reasonable times and upon reasonable notice during regular business hours during such time period.  Seller shall have the right during such period to make copies of the Documents at its expense.

Section 10.3                             Entire Agreement.  This Agreement, the documents to be executed pursuant hereunder, and the Exhibits and Schedules attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 10.4                             Amendments; Supplements to Schedules.   Except as expressly set forth otherwise in this Section 10.4, no supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties and specifically referencing this Agreement and identified as a supplement, amendment, alteration, modification or waiver.

Section 10.5                             Waiver.  No waiver or consent, express or implied, by any Party of or to any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver of or to any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder.  Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

Section 10.6                             Publicity.  The Parties hereto shall consult with each other and no Party shall issue any public announcement or statement with respect to this Agreement or the transactions contemplated hereby without the consent of the other Parties, unless such announcement or statement is required by applicable Law or stock exchange requirements.

Section 10.7                             No Third Party Beneficiaries.  Except as provided in Section 6.6, Section 8.2 and Section 8.3, nothing in this Agreement shall provide any benefit to any third Person or entitle any third Person to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a third Person beneficiary contract.  The provisions of this Agreement are enforceable solely by the Parties (including any permitted assignee), and no limited partner, shareholder or member of a Party or other Person shall have the right, separate and apart from the Parties hereto, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

Section 10.8                             Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, by any Party without the prior written consent of the other Parties (which consent not to be unreasonably denied, withheld or delayed), and any attempted assignment without such consent shall be void.  Any assignment by any Party as permitted hereby shall not relieve such Party from any liability hereunder.

Section 10.9                             Governing Law; Venue.  This Agreement, other documents delivered pursuant hereto (except to the extent otherwise specified in such document) and the legal relations between the Parties shall be governed by and construed and enforced in accordance with the Laws of the State of Texas, without giving effect to principles of conflicts of law that would result in the application of the Laws of another jurisdiction.  The Parties hereto irrevocably submit to the jurisdiction of the courts of the State of Texas and the federal courts of the United States of America located in Harris County, Texas over any dispute between the

Parties arising out of this Agreement or the transactions contemplated hereby, and each Party irrevocably agrees that all such claims in respect of such dispute shall be heard and determined in such courts.  The Parties hereto irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the venue of any dispute arising out of this Agreement or the transactions contemplated hereby being brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by a suit on the judgment or any other manner provided by Law.  The Parties hereby waive trial by jury in any action, proceeding or counterclaim brought by any Party against another in any matter whatsoever arising out of or in relation to or in connection with this Agreement.

Section 10.10                      Specific Performance.  The Parties acknowledge and agree that the remedy of specific performance shall be available to (a) Buyer and the Partnership in the event that Seller willfully breaches this Agreement and (b) Seller in the event that Buyer or the Partnership willfully breaches this Agreement.

Section 10.11                      Notices.  Any notice, communication, request, instruction or other document by any party to another required or permitted hereunder shall be given in writing and addressed as set forth below.  Any such notice, communication, request, instruction or other document shall be deemed to have been duly made or given and the receiving Party charged with notice as follows: (a) if personally delivered, when received; (b) if sent by facsimile, with electronic confirmation of delivery, if sent during normal business hours on a Business Day, and if not sent during normal business hours on a Business Day, on the next subsequent Business Day; (c) if mailed certified mail, return receipt requested, on the day such notice is received, and if such day is not a Business Day, on the next subsequent Business Day, or (d) if sent by overnight courier, the next Business Day after placement into the custody of the overnight courier.  All notices shall be addressed as follows:

Seller:

SEP Holdings III, LLC

c/o Sanchez Energy Corporation

1000 Main Street, Suite 3000

Houston, Texas 77002

Attn:              President

Fax:                 (713) 756 - 2784

Buyer or the Partnership:

SEP Holdings IV, LLC / Sanchez Production Partners LP

1000 Main Street, Suite 3000

Houston, Texas 77002

Attn:              Chief Financial Officer

Fax:                 (832) 308 - 3720

A Party may, by written notice so delivered to the other Parties, change its address for notice purposes hereunder.

Section 10.12                      Severability.  If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intention as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.13                      Time of the Essence.  Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 10.14                      Counterpart Execution.  This Agreement may be executed in any number of counterparts.  If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes.  All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original.  No Party shall be bound until all Parties have executed a counterpart.  Facsimile or other electronic copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

Section 10.15                      Further Assurances.  After Closing, each Party agrees to take such further actions and to execute, acknowledge and deliver, without further consideration, all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 10.16                      Transfer Taxes.  Buyer shall be responsible for and pay all sales, transfer, use and similar Taxes arising from or associated with the transfer of the Assets (other than Taxes based on income) and all costs and expenses (including recording fees and real estate transfer Taxes and real estate transfer stamps) incurred in connection with obtaining or recording title to the Assets.

Section 10.17                      Joint and Several Obligations.  All duties, covenants, obligations, indemnities, and liabilities hereunder of Buyer and the Partnership shall be joint and several.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first set forth above.

SELLER:

SEP HOLDINGS III, LLC

By:	/s/ Antonio R. Sanchez, III
Name:	Antonio R. Sanchez, III
Title:	President and Chief Executive Officer

BUYER:

SEP HOLDINGS IV, LLC

By:	/s/ Charles C. Ward
Name:	Charles C. Ward
Title:	Chief Financial Officer

PARTNERSHIP:

SANCHEZ PRODUCTION PARTNERS LP

By: Sanchez Production Partners GP LLC, its general partner

By:	/s/ Charles C. Ward
Name:	Charles C. Ward
Title:	Chief Financial Officer

[Purchase and Sale Agreement]